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                                                                    Exhibit 99.1

SIVAULT SYSTEMS ANNOUNCES REDUCTION IN WORKFORCE AND RESTRUCTURING PLAN


SAN JOSE, Calif., August 18, 2005 - SiVault Systems, Inc. (OTCBB: SVTL.OB), a leading provider of products and services for the secure authentication, processing, storage, and retrieval of signature-based medical, financial and retail electronic transactions and documents, today announced a reduction in force of 26 employees at the Company's headquarters in San Jose, CA. This reduction, on an annualized basis, is expected to result in savings of over $3 million. All charges related to these efforts will be included in the results for the quarter ending 9/30/05. Among the terminated employees were Russel L. Davis - General Manager & CTO and Steve Pollini - CIO.

Over the past 10 months the company has invested significant resources in developing a proprietary Service Oriented Architecture (SOA) which is now ready to fulfill market demands for innovative cost savings products and services across retail, healthcare and financial services industries. As the company seeks partners and develops strategies to further exploit these products and services, the company's Board has been exploring ways to reduce overhead costs. The announced reduction is one way in which this strategy will be implemented in the short term.

"Our restructuring effort is to reduce cost and improve our operational effectiveness. The Company's founders remain committed to working to build SiVault System to become a leading provider of signature-based products and services. Reporting directly to me will be Igor Schmidt - Chief Strategy Officer & CTO; Rick Arturo - Vice President Sales, Alex Gelf - Director IT, Mitchell Struthers - Controller & Treasurer, Senthil Kanagaratnam - Director S/W development, and Vladimir Rivkin - Vice President Business Development" stated SiVault Systems President and Chief Executive Officer Emilian Elefteratos.

Mr. Elefteratos further stated, "This change in our organization's structure represents a significant opportunity for those individuals who remain to help contribute towards the growth and success of SiVault Systems. They are a group of individuals with tremendous talent, extensive industry experience and knowledge of SiVault Systems and a commitment to help it succeed. I am confident that, as a collective group we will be able to control our costs and focus on the opportunities for achieving growth and profitability."

SiVault Systems, which is a recognized leader in the secure storage and retrieval of signed documents and biometric signature-based authentication for processing online transactions, is meeting the growing market demand for cost savings and efficiencies in the retail, government, financial services and healthcare sectors.